Exhibit 4.6
English Translation
Patent Application Technology Licensing Agreement
     This Patent Application Technology Licensing Agreement (hereinafter referred to as the “Agreement”) is signed by both parties on June 23rd, 2009 in Nanjing, PRC (hereinafter referred to as “China”):
(1) Licensor: Lianchuang Technology Company Limited — a limited company which is legally registered and validly existing under the PRC Laws. Its registered address is: North Floor Two, D18-B, New and High-Tech District, Nanjing (hereinafter referred to as “Party A”) .
(2) Licensee: Linkage Technology (Nanjing) Co., Ltd. — a wholly foreign-owned enterprise which is legally registered and validly existing under the PRC Laws. Its registered address is: Building 16, Window of the World Software Park, DingHuaiMen 12, Nanjing (hereinafter referred to as “Party B”) .
     Whereas:
     Party A has a series of technologies for which the patents have been applied for, and some of which have been registered as patents. Party B intends to use Party A’s patent application technologies for the purpose of business operations under the stipulations and conditions of this Agreement. Party A agrees to offer to Party B the license to use such patent application technologies under the stipulations and conditions listed in this Agreement .
     Therefore, both parties agree on the stipulations as follows:
Article 1 Definition
     Unless it is otherwise stated in this Agreement, the following terms should be interpreted as follows:
1.	Licensed patent: refer to Party A’s patent application technologies and patents registered or to be registered which are listed in Annex 1 of this Agreement (patent application technologies under this Agreement include but not limited to all invented technologies for which the patent application have been submitted to the State Intellectual Property Office by Party A and the technologies which have been registered as patents.)

2.	Licensed activities: refer to all of Party B’s activities concerning using licensed patents, including but not limited to all activities relating to the design, manufacture, use and sale of products by applying licensed patents, and the sub-license of the licensed patents to any third party.

3.	Licensed territory: refer to global area.

4.	Term of license: refer to the valid term of this Agreement, i.e., from the day when this Agreement takes effect until all licensed patents expire or this Agreement terminates. If any of the licensed patents described in this Agreement expires, the license of other licensed patents will not be affected.

5.	Third party: refer to all individuals, legal entities, governmental departments or other economic entities excluding Party A and Party B.
Article 2 Grant of License
1.	Party A hereby grants to Party B the license to use the licensed patents, allowing the latter to carry out the licensed activities within the licensed territory and during the term of license according to the stipulations in this Agreement. Party B has the rights to use the licensed patents under the conditions of this Agreement.

2.	Party A grants exclusive use license of the licensed patents to Party B. Within the term of this Agreement, Party B is allowed to exclusively use the licensed patents within the licensed territory.

3.	Party B has the rights to sub-license the licensed patents to any third party without the permission of Party A.

4.	The license under this Agreement is free of charge, and Party B does not need to pay any consideration to Party A for the use of the licensed patents.
Article 3 Mutual Representations and Warranties
Both parties represent and guarantee to each other that:
1.	They are legally registered and validly existing legal entities under the PRC laws;

2.	They have all rights and authorizations to execute and perform the obligations under this Agreement;

3.	Their representatives, who signed this Agreement, have been authorized to sign this Agreement according to valid power of attorney or board resolution or shareholders’ resolution; and

4.	Upon signing by both parties, this Agreement and its annexes will be legally and validly binding upon both parties.
Article 4 Representations and Warranties from Party A
1.	Party A guarantees that it has the lawful ownership of the licensed patents and has the right to grant Party B the license to use licensed patents and operate licensed activities within the term of the license under the conditions of this Agreement.

2.	Party A guarantees that the licensed patents listed in the Annex 1 are lawfully registered according to the Patent Law of the PRC and its implementing rules. Party A is the lawful owner of the licensed patents and the materials listed in the Annex 1 are accurate and authentic.

3.	Party A guarantees that there is no pledge established on the licensed patents listed in Annex 1 as of the execution day of this Agreement.

4.	Party A guarantees that Party B’s use of licensed patents within the licensed territory doesn’t and will not violate the rights of any third party, and Party A has the obligation to protect the licensed patents from being infringed within the term of the license.

5.	Party A guarantees that within the term of the license, it will take all necessary measures to maintain and guarantee the lawful use of the licensed patents by Party B or the user and go through all procedures to make them become the lawful licensee of the licensed patents.

6.	The execution and performance of this Agreement by Party A will not violate any other agreements it entered into or its articles of associations.

7.	Party A guarantees that it will regularly check and confirm the validity of licensed patents and its ownership of licensed patents and will take all proper measures to guarantee the ownership of the licensed patents. Party A also guarantees that the invalidation of the licensed patents will not occur and any activities purposely affecting the validity will by no means be conducted.
Article 5 Representations and Warranties from Party B
     Party B hereby undertakes to Party A that within the term of the license, Party B shall not conduct any activity which will harm the licensed patents.

Article 6 Rights and Obligations for Both Parties
1.	Rights for Party A:
(1)	have the rights to manufacture, use and sell the products related to the licensed patents by itself.

(2)	have the rights to be granted all kinds of and technological advance awards applied for the licensed patents.
2.	Obligation for Party A:
(1)	Unless with the prior written approval from Party B, Party A shall not allow third parties to use the licensed patents or transfer them to third parties.

(2)	After registration of the licensed patents with State Intellectual Property Office, Party A shall pay to relevant authority related maintenance fees and other fees for maintaining the application of the licensed patents and their validity.
3.	Rights for Party B:
(1)	Have the preemptive right to use the improvement of the licensed patents by Party A for free.

(2)	Have the rights to improve the licensed patents on its own. If significantly improved, the intellectual property right of the improved part shall belong to Party B.

(3)	Have the rights to apply for all kinds of invention and technological advance awards with respect to achievements made by Party B using the licensed patents.

(4)	Have the rights to take part in quality appraisal for licensed patent products, and awarded honors and benefits shall belong to Party B.

(5)	Have the rights to decide to terminate using one or more licensed patents under this Agreement according to its business and operational requirements prior to December 31 of each year, but Party B shall notify Party A in writing before such date.
4.	Obligation for Party B:

(1)	Party B shall take the responsibility of keeping in confidence the licensed patents and related technological materials under this Agreement. This confidentiality obligation shall be continuously valid and binding after termination of this Agreement.
Article 7 Registration of the Licensed Patents
1.	If Party B intends to use the licensed patents in the regions where the licensed patents have not been registered, Party A shall register the licensed patents in such regions upon the request of Party B, and the registration fees shall be born by Party B.

2.	If Party A intends to waive any licensed patent or waive the registration of any licensed patent, it shall give written notification to Party B with sixty days in advance. Any property loss suffered by Party B in this regard within the valid term of this Agreement shall be compensated by Party A in full.

3.	Any stipulation in this Agreement shall not be considered as meaning that Party A sells or transfers the licensed patents to Party B. Other than the rights to use the licensed and sub-licensed patents following this Agreement, Party B shall not be granted any other right by this Agreement. Party B acknowledges Party A’s ownership of the licensed patents, from the day when this Agreement takes effect, including the rights to own, possess and register the licensed patents as well as all other rights related to them.
Article 8 Technology Training and Delivery of Technology Materials
1.	Party B shall abide by all applicable rules and regulations and properly secure approval from government relating to the licensed activities.

2.	Within fifteen days immediately after this Agreement takes effect, Party A shall deliver to Party B all technology materials (listed in the Annex 2) relevant to the licensed patents.

3.	Upon request from Party B, Party A shall make arrangements and allow Party B’s personnel to be trained by traveling to Party A’s factory. Party A shall do its utmost to satisfy Party B’s training demands, making its personnel be capable of mastering the licensed patents.

4.	Party B is responsible for, at its own expense, sending its technical staff to Party A to be trained.
Article 9 Sharing Improvements of the Licensed Patents

1.	Within the valid term of this Agreement, each party shall notify the other party in time of improvements having been made on the licensed patents. If the licensed patents have been substantially and significantly improved or developed by either party, both parties shall sign supplementary contract in terms of the rights to apply for related patents. If both parties fail to negotiate with each other about the rights to apply for patents with respect to the improvements within [fifteen] days immediately after the improving party gives the other party a notification, the rights to apply for patents will belong to the improving party, and the other party will have the rights to use the improvements free of charge and on a preferential basis.

2.	If the improvements are minor and based on the original, both parties shall offer them to each other for use free of charge.

3.	If patents for the improvements of technology have not been applied for, the other party shall have confidentiality obligations to such improvements. The other party shall not disclose, transfer or license such improved technology to any third party without consent.

4.	If significant improvements have been made by both parties jointly, the rights to apply for patents shall belong to both parties.
Article 10 Infringement and compensation
1.	If either party breaks the obligations, responsibilities, undertakings and promises stipulated in this Agreement, it shall compensate for the property loss suffered by the other party.

2.	If Party A or B is not able to perform the duties and responsibilities under this Agreement due to force majeure, the related responsibilities of breaching the contract shall be exempted.

3.	If litigations or claims are laid against Party B resulting from the licensed patents infringing the rights of third parties, Party A shall defend Party B, offer related compensations and hold Party B free from any losses (including paying reasonable attorney fees, expert fees and related expenses).

4.	If patent applications are rejected by the patent authority because Party A infringes other party’s patent right or the rights to apply for patents, which results in any losses suffered by Party B, Party A shall compensate for all direct or indirect losses incurred by Party B.

5.	After signing of this Agreement, if any sort of damage incurred to the licensed patents due to Party A’s reason, which results in claims or sanctions from third party and against Party B or sub-licensed party when they use the licensed patents, Party A shall immediately compensate for all losses and related expenses or payments (including reasonable attorney fees, expert fees and related expenses) incurred by Party B upon request of Party B.

6.	Except for the situation stated in the above term, after signing this Agreement, Party B shall take all responsibilities resulted from or related to the licensed patents and bear all claims, demands, litigations, losses, expenses or payments (including reasonable attorney fees, expert fees and related expenses).

7.	Immediately after Party B is advised that Party A’s rights to the licensed patents have been infringed or threatened, it shall notify Party A of all the details in time. Party A has the rights to sue over or in other ways stop the actual or threatened infringements at its own expense in the name of both parties or one of both parties. However, if Party A doesn’t take any measures or institute litigation against those infringements or improper competition behaviors within a reasonable period after receiving notification from Party B, it shall be considered as that Party A authorizes Party B as its representative to institute lawsuit against those infringements or improper competition behaviors, and related fees shall be born by Party A. Both parties shall work together to deal with the legal actions from or against third parties, including signing all necessary and helpful documents related to the lawsuits and providing evidence at any time upon proper request. All payments acquired from legal action or rights claims against third parties shall be first used to pay back all fees expended by the party instituting the litigation or claiming rights (including reasonable attorney fees, expert fees and related expenses); afterwards, it shall be used to pay back fees incurred by the supportive party; finally, the remaining shall be paid to the party instituting the litigation or claiming rights. Party A or B shall provide all possible assistance the other party may reasonably require to each other in defending the legal action described in this term.

8.	Party B shall defend Party A from any liabilities, claims, demands, litigations, losses, fees and expenses (including reasonable attorney fees, expert fees and related expenses) related to the licensed patents and technology and incurred by Party A resulting from using the licensed patents beyond the scope of this Agreement by Party B or anybody directly or indirectly controlled by Party B and shall compensate Party A and keep it from related losses. Party A shall timely notify Party B of the details of any claims and cause of actions against Party B.

9.	This Article will continue to be effective after termination of this Agreement.
Article 11 Validity, Change and Termination of Agreement

1.	This Agreement will take effect upon execution by both parties and will expire upon the later of the date when the last licensed patent listed in this Agreement expires and the date when all licensed patents are transferred to Party B. If the expiration date of any licensed patent listed in the Annex 1 of this Agreement is ahead of that of this Agreement, the application of this Agreement to other unexpired patent application technologies will not be affected. However, as far as any licensed patent is concerned, if the patent is transferred to Party B according to the Patent and Patent Application Assignment Agreement otherwise entered into by both parties, the license arrangement under this Agreement shall not apply to that licensed patent any more from the effective registration day of its transfer at the patent authority.

2.	If any patent application listed in the Annex 1 of this Agreement is rejected, both parties agree that this rejected patent application will be transferred to Party B in the form of normal non-patent technology according to the Patent and Patent Application Assignment Agreement otherwise entered into by both parties. The remaining terms and conditions of this Agreement will be still valid and will not be affected in terms of their effect and implementation.

3.	Without consensus agreement by both parties in writing, this Agreement shall not be rescinded or terminated beforehand.

4.	No matter for whatever reasons, if any one of the licensed patents has not expired yet or its ownership has not been transferred to Party B after the termination of this Agreement, then as far as such licensed patent is concerned, Party B may remain using it until its expiration. In the meanwhile, Party B may request Party A to immediately transfer such licensed patent to it and to assist it to deal with related transfer procedures.
Article 12 Dispute Settlement and Applicable Laws
1.	Any disputes resulting from carrying out this Agreement or related to this Agreement shall be settled by both parties through negotiating with one anther in a friendly way; if negotiation fails, such dispute shall be submitted to Nanjing Arbitration Commission to be dealt with in Nanjing according to its then effective arbitration rules, and the arbitration awards should be final and binding on each party. During the process of arbitration, other than ongoing disputed or arbitrated parts, other articles in this Agreement should be continuously abided by.

2.	The signing, validity, interpretation, implementation and dispute settlement of this Agreement shall be governed by the PRC laws.

Article 13 Miscellaneous
1.	This Agreement shall replace all oral or written agreements made between both parties before this Agreement takes effect and related to the license of the licensed patents involved in this Agreement.

2.	Without the prior written permission from the other party, no party shall transfer any rights or obligations under this Agreement. This Agreement shall be binding on the respective successors or permissible transferees of both parties.

3.	During the term of license and the period from the day when the term of license expires until related technology material is lawfully disclosed, Party B and its directors, senior managers and those employees who may be able to know related technology material of the licensed patents shall not disclose any related technology materials to third parties in any form.

4.	If any article of this Agreement is identified as invalid, other articles shall not be affected in terms of their effect and implementation.

(Signature Page)
Party A: Lianchuang Technology Company Limited
/Seal/: Lianchuang Technology Company Limited
Legal representative or authorized representative: /s/ Libin Sun
Date:
Party B: Linkage Technology (Nanjing) Ltd.
/Seal/: Linkage Technology (Nanjing) Co., Ltd.
Legal representative or authorized representative:
Date:

Annex 1:

Application Date	Application Number	Patent Number
Patents in China
2006/02/20	200610038373.3
2006/02/20	200610038374.8	ZL 2006 1 0038374.8
2006/02/20	200610038375.2
2006/02/20	200610038378.6	ZL 2006 1 0038378.6
2006/06/30	200610085768.9
2006/06/30	200610085769.3
2006/06/30	200610085766.X	ZL 2006 1 0085766.X
2006/07/12	200610106550.7
2006/11/29	200610098059.4	ZL 2006 1 0098059.4
2006/11/30	200610098074.9	ZL 2006 1 0098074.9
2006/12/18	200610161236.9
2006/12/18	200610161237.3
2007/05/30	200710023012.6	ZL 2007 1 0023012.6
2007/07/20	200710025299.6
2007/07/20	200710025307.7
2007/07/20	200710025308.1
2007/07/20	200710025309.6
2007/07/20	200710025310.9
2007/08/16	200710130826.X
2007/08/17	200710026198.0	ZL 2007 1 0026198.0
2007/08/23	200710130908.4	ZL 2007 1 0130908.4
2007/08/31	200710131493.2
Patents in the United States
2006/04/27	11/380,481	Registered
2008/03/25	12/054,659
2008/03/25	12/054,776